                           SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934
                            (AMENDMENT NO.      )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/  /   Preliminary Proxy Statement
/  /   Confidential, for use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
/X/    Definitive Proxy Statement
/  /   Definitive Additional Materials
/  /   Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              THE RYLAND GROUP, INC.
                   --------------------------------------------
                   (Name of Registrant as Specified in Charter)

                              THE RYLAND GROUP, INC.
     ------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                            THE RYLAND GROUP, INC.
                          11000 Broken Land Parkway
                          Columbia, Maryland 21044

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     Notice is given that the Annual Meeting of Stockholders of The Ryland Group, Inc. (the "Corporation") will be held at Ryland's corporate headquarters, Fourth Floor, 11000 Broken Land Parkway, Columbia, Maryland, on April 30, 1997, at 9:00 a.m., Eastern Daylight Time, for the following purposes:
     1. To elect 10 directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and shall qualify.
     2. To ratify the selection of independent public accountants for the Corporation.
     3. To act upon other business properly brought before the meeting.

     Stockholders of record at the close of business on February 19, 1997, are entitled to vote at the meeting or any adjournment thereof. Please date and sign the enclosed proxy and return it in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of the Corporation an instrument of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

                                      By Order of the Board of Directors

                                      /s/ Timothy J. Geckle

                                      Timothy J. Geckle
                                        Secretary


March 12, 1997

                               PROXY STATEMENT

     The enclosed proxy is being solicited by The Ryland Group, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders on April 30, 1997. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 12, 1997. The Annual Report of the Corporation for the year ended December 31, 1996, including financial statements and accompanying notes, is enclosed with this Proxy Statement. A proxy may be revoked by the stockholder at any time prior to its exercise by filing with the Secretary of the Corporation an instrument of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

     The election of Directors requires a plurality of the votes cast with a quorum present. For purposes of the election of Directors, abstentions and broker non-votes are not considered to be votes cast and have no effect on the plurality vote required. The ratification of the selection of independent public accountants requires the affirmative vote of a majority of the shares of stock of the Corporation present in person or by proxy at the Annual Meeting of Stockholders. For the vote with respect to the ratification of the selection of independent public accountants, abstentions are counted as negative votes and broker non-votes are not counted.

     The Corporation may solicit proxies by mail, personal interview or telephone by officers and other management employees of the Corporation, who will receive no additional compensation for their services. The cost of solicitation of proxies will be borne by the Corporation. Arrangements will be made by the Corporation for the forwarding to beneficial owners, at the Corporation's expense, of soliciting materials by brokerage firms and others.

     Only stockholders of record at the close of business on February 19, 1997, are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of the Corporation entitled to vote at the meeting are shares of Common Stock and shares of ESOP Series A Convertible Preferred Stock. The holders of Preferred Stock vote together with the holders of Common Stock as one class. There were 15,869,077 shares of Common Stock outstanding as of the close of business on February 19, 1997. There were 852,458 shares of Preferred Stock outstanding as of the close of business on February 19, 1997. Neither Common Stock nor Preferred Stock have cumulative voting rights. Holders of Common Stock and Preferred Stock are entitled to one vote per share on all matters.


                              ELECTION OF DIRECTORS

     All Directors (10 in number) are proposed to be elected to hold office until the next Annual Meeting of Stockholders and until the election and qualification of their successors. The proxies solicited, unless directed to the contrary, will be voted FOR the 10 persons named below.

      Management has no reason to believe that any nominee will be unable or unwilling to serve as a Director; but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

Name, Age and
Year in which
First Elected         Principal Occupation for Five Prior Years
a Director            and Other Information
-------------         -----------------------------------------
R. Chad Dreier
49 (1993)             Chairman of the Board of Directors, President and Chief
                      Executive Officer of the Corporation; Executive Vice
                      President and Chief Financial Officer of Kaufman and
                      Broad Home Corporation until 1993.

James A. Flick, Jr.
62 (1990)             President, Chief Executive Officer and Director of Dome
                      Corporation (real estate development and management services); Executive Vice President of Legg Mason Wood
                      Walker, Inc. (investment firm) until 1994; Director of
                      Forensic Technologies International Corporation; Capital
                      One Financial Corporation; and Bethlehem Steel Credit
                      Affiliates.

Robert J. Gaw
63 (1967)             Executive Vice President of the Corporation and
                      President of Ryland Mortgage Company until 1996.
                      Director of Health Services, Inc.; Cedar Emergency
                      Services; Howard Business Ventures; Mac-O-Cheek, Inc.;
                      and Columbia Bank.

Leonard M. Harlan
60 (1984)             President of Castle Harlan, Inc. (private merchant
                      -banking firm); President of Castle Harlan Partners II,
                      G.P., Inc. (corporate buyout fund); General Partner of
                      Legend Capital Group, L.P. (corporate buyout fund);
                      Chairman of the Harlan Company until 1996; Director of
                      MAG Aerospace Industries, Inc., and Tradesco Molding,
                      Ltd.

L. C. Heist
65 (1989)             President, Chief Operating Officer and Director of
                      Champion International Corporation (forest products) until 1996; Director of The Lyman Farm, Inc.

William L. Jews
45 (1994)             President and Chief Executive Officer of Blue Cross Blue
                      Shield of Maryland, Inc.; President and Chief Executive
                      Officer of Dimensions Health Care until 1993; Director of Crown Central Petroleum Corp.; NationsBank, Inc.; and
                      The Shelter Advisory Group.

William G. Kagler
64 (1985)             Chairman of the Executive Committee and member of the
                      Board of Directors of Skyline Chili, Inc., until 1995;
                      Chairman of the Board of Directors of Skyline Chili,
                      Inc., until 1994; President of Skyline Chili, Inc., until 1992; Director of Fifth Third Bankcorp, Union
                      Central Life Insurance Co. and Grand Union Co.

John H. Mullin, III
55 (1982)             Chairman of Ridgeway Farm, Inc. (wholesale nursery);
                      Director of The Liberty Corp.; Dillon, Read & Co. Inc.
                      (Note 1); ACX Technologies, Inc.; and Alex. Brown
                      Realty, Inc.

Charlotte St. Martin
51 (1996)             Executive Vice President of Loews Hotels; President and
                      Chief Executive Officer of Loews Anatole Hotel until
                      1995; Director of Gibson Greetings, Inc.

John O. Wilson
58 (1987)             Executive Vice President and Chief Economist of Bank of
                      America Corporation; Director of Calpine Corporation.

(1) Dillon, Read & Co. Inc. provided financial advisory services for the Corporation during 1996 and is expected to provide such services in 1997.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE. THE ELECTION OF THE NOMINEES REQUIRES A PLURALITY OF THE VOTES CAST WITH A QUORUM PRESENT.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     To the knowledge of the Corporation, the only beneficial owners of more than 5 percent of the outstanding shares of Common Stock, as of February 19, 1997, were:

                                    Amount and Nature
     Name and Address             of Beneficial Ownership     Percent of Class
     ----------------             -----------------------     ----------------

INVESCO PLC and                        1,771,000 (1)                11.2
INVESCO Capital Management, Inc.
11 Devonshire Square
London EC2M 4YR
England

Tweedy, Browne Company, L.P.           1,244,020 (2)                 7.8
52 Vanderbilt Avenue
New York, NY 10017

Wellington Management Company, LLP     1,217,600 (3)                 7.7
75 State Street
Boston, MA 02109

The Capital Group Companies, Inc.        939,700 (4)                 5.9
333 S. Hope Street
Los Angeles, CA 90071

Vanguard/Windsor Fund, Inc.              900,200 (5)                 5.7
100 Vanguard Boulevard
Malvern, PA 19355

Franklin Advisory Services, Inc.         894,000 (6)                 5.6
One Parker Plaza
Sixteenth Floor
Fort Lee, NJ 07024

(1) According to Schedule 13G dated February 10, 1997, filed with the Securities and Exchange Commission, all of these shares are owned with shared voting and shared dispositive power.

(2) According to Schedule 13D dated January 31, 1997, filed with the Securities and Exchange Commission, 1,155,140 of these shares are owned with sole voting power, and all of these shares are owned with shared dispositive power.

(3) According to Schedule 13G dated January 24, 1997, filed with the Securities and Exchange Commission, 201,100 of these shares are owned with shared voting power, and all of these shares are owned with shared dispositive power.

(4) According to Schedule 13G dated February 12, 1997, filed with the Securities and Exchange Commission, all of these shares are owned with sole dispositive power, and none of these shares are owned with voting power.

(5) According to Schedule 13G dated February 7, 1997, filed with the Securities and Exchange Commission, all of these shares are owned with sole voting and shared dispositive power.

(6) According to Schedule 13G dated February 12, 1997, filed with the Securities and Exchange Commission, all of these shares are owned with sole voting and sole dispositive power.

     The Corporation's Retirement and Stock Ownership Plan is the beneficial owner of 852,458 shares of ESOP Series A Convertible Preferred Stock representing 100 percent of the outstanding shares of Preferred Stock of the Corporation. All of these shares are owned with shared voting and shared dispositive power. The address of the Retirement and Stock Ownership Plan is c/o Wachovia Trust Services, 301 N. Main Street, Winston-Salem, North Carolina 27150.

     The following table sets forth, as of February 19, 1997, the number of shares of Common Stock of the Corporation beneficially owned by the Directors of the Corporation, nominees for Director, each of the executive officers named in the Summary Compensation Table, and by the Directors and executive officers as a group:

                                                        Number of Shares
Name                                                 Beneficially Owned (1)
----                                                 ----------------------
R. Chad Dreier                                                290,430
James A. Flick, Jr.                                            10,750
Robert  J. Gaw                                                200,517 (2)
Leonard M. Harlan                                              5,100
L. C. Heist                                                   11,600
William L. Jews                                                4,000
William G. Kagler                                             14,100
John H. Mullin, III                                           47,200 (3)
Charlotte St. Martin                                               0
John O. Wilson                                                 8,100
Michael D. Mangan                                             39,123
Michael C. Brown                                              29,954
J. Sidney Davenport                                           91,694
Frank J. Scardina                                             21,269
Directors and executive officers as a group (18 persons)     827,322

(1) With the exception of Messrs. Dreier and Gaw, no other Director, nominee or executive officer beneficially owns more than 1 percent of the Corporation's outstanding Common Stock. Mr. Dreier beneficially owns 1.8 percent, and Mr. Gaw beneficially owns 1.3 percent of the outstanding Common Stock of the Corporation. Directors, nominees and executive officers as a group beneficially own 5.2 percent of the outstanding Common Stock of the Corporation. Except as otherwise indicated, all of the shares in the table are owned individually with sole voting and sole dispositive power.
    Includes shares subject to stock options which may be exercised within 60 days of February 19, 1997, as follows: Mr. Dreier, 159,400 shares; Mr. Flick, 4,100 shares; Mr. Gaw, 101,600 shares; Mr. Harlan, 4,100 shares; Mr. Heist, 4,100 shares; Mr. Jews, 3,000 shares; Mr. Kagler, 4,100 shares; Mr. Mullin, 4,100 shares; Mr. Wilson, 4,100 shares; Mr. Mangan, 36,300 shares; Mr. Brown, 27,290 shares; Mr. Davenport, 42,400 shares; Mr. Scardina, 17,700 shares; and Directors and executive officers as a group, 461,340 shares.
    Includes shares subject to restricted stock units as follows: Mr. Dreier, 77,306 shares; Mr. Mangan, 845 shares; Mr. Brown, 353 shares; Mr. Davenport, 564 shares; Mr. Scardina, 403 shares; and executive officers as a group, 80,434 shares.
    Does not include shares of ESOP Series A Convertible Preferred Stock which have been allocated to participants' accounts under the Corporation's Retirement and Stock Ownership Plan as follows: Mr. Dreier, 485 shares; Mr. Mangan, 439 shares; Mr. Brown, 1,531 shares; Mr. Davenport, 2,461 shares; Mr. Scardina, 486 shares; and executive officers as a group, 7,352 shares.

(2) Does not include 1,000 shares owned by the Gaw Investment Group, as to which Mr. Gaw disclaims beneficial ownership.

(3) Does not include 5,000 shares held in the John H. Mullin, Jr. Trust, of which Mr. Mullin is co-trustee, nor 2,500 shares held in Pierrepont Partners, of which Mr. Mullin is a partner, both of which are for the benefit of his children. Does not include 2,500 shares owned by Mr. Mullin's wife, as to which he disclaims beneficial ownership.

                INFORMATION CONCERNING THE BOARD OF DIRECTORS

     During 1996, the Board of Directors held six meetings. All Directors attended at least 75 percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 1996.
The Board of Directors of the Corporation has Audit, Compensation, Finance and Nominating Committees.

     The Audit Committee of the Board of Directors is composed of Messrs. Gaw, Heist and Jews. The Audit Committee reviews the Corporation's financial statements and reports, the audit services provided by the Corporation's independent public accountants and the reports of the Corporation's internal auditors. During 1996, three meetings of the Audit Committee were held.

     The Compensation Committee of the Board of Directors determines or recommends the amount and form of compensation awarded to executive officers and key employees of the Corporation as well as awards and distributions under the Corporation's compensation plans. Messrs. Flick, Heist, Jews and Kagler serve as its members. During 1996, the Compensation Committee held three meetings.

     The Finance Committee of the Board of Directors is composed of Messrs. Gaw, Harlan, Mullin and Wilson. The Finance Committee reviews and monitors the financial plans and structure as well as the dividend and risk management policies of the Corporation. There were three meetings of the Finance Committee during 1996.

      The Nominating Committee is responsible for recommending to the Board of Directors candidates to fill vacancies on the Board and making recommendations with respect to the composition of the committees of the Board. Messrs. Flick, Harlan, Jews and Kagler are the members of the Nominating Committee, which held five meetings during 1996. The Nominating Committee will consider nominees suggested by stockholders for election to the Board of Directors. Recommendations by stockholders should be forwarded to the Secretary of the Corporation and should identify the nominee by name and provide information about the nominee's background and experience.

                         COMPENSATION OF DIRECTORS

     Each Director who is not an employee receives an annual fee of $19,500. Each non-employee Director is paid an additional $1,000 for each meeting attended of the Board of Directors and of committees of the Board of Directors. A Director may elect to have all or any part of the fees deferred under the Corporation's Executive and Director Deferred Compensation Plan. Under this Plan, amounts elected to be deferred are not included in a Director's gross income for income tax purposes until actually distributed to the Director. Directors who are employees of the Corporation do not receive additional compensation for service on the Board of Directors. During 1996, the Corporation donated $5,000 to charitable organizations designated by each Director.

     The Corporation maintains a Non-Employee Director Equity Plan pursuant to which non-employee Directors receive stock options. On December 31, 1996, the Corporation granted each non-employee Director an option to purchase 1,000 shares of Common Stock at an exercise price of $13.625 per share, with the exception of Mr. Gaw and Ms. St. Martin who received their initial option to purchase 2,000 shares at an exercise price of $13.625 per share. The exercise price was the market price of the Common Stock on the date of grant. Stock options fully vest and become exercisable six months after the date of grant. If a Director's service on the Board of Directors ceases, all stock options fully vest and are exercisable. Options are not exercisable after 10 years from the date of grant or three years after the date of termination of service on the Board of Directors.

          1996 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of four independent, non-employee directors. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of stockholder interests. The Compensation Committee also reviews and approves all salary arrangements and other compensation for executive officers, including the Chief Executive Officer, evaluates executive performance and considers related matters.

      The Corporation's mission is to become a leader in the homebuilding industry, optimize the strength of its mortgage operations and maximize stockholder value. To accomplish these objectives, the Corporation is pursuing a comprehensive business strategy that emphasizes earnings per share and return on stockholders' equity. The Compensation Committee is committed to implementing a compensation program which furthers the Corporation's mission. This program adheres to the following compensation policies which are intended to facilitate the achievement of the Corporation's business strategies:

     - All executive officers', including the Chief Executive Officer's, compensation programs should emphasize the relationship between pay and performance by including variable, at-risk compensation that is dependent upon the level of success in meeting specified financial and operational goals.

     - A significant portion of total compensation should be comprised of equity-based pay opportunities. Encouraging a personal proprietary interest provides a close identification with the Corporation and aligns executive officers' interests with those of stockholders. This promotes a continuing focus on building profitability and stockholder value.

     - Compensation opportunities should enhance the Corporation's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives upon whom the successful operation and management of the Corporation depend.

COMPONENTS OF COMPENSATION

The Compensation Committee relates total compensation levels for the Corporation's Chief Executive Officer and other executive officers to the compensation paid to executives of a peer group of companies. This peer group is comprised of large national homebuilding companies, which include many of the same companies which comprise the Dow/Home Construction Index in the Performance Graph included in this Proxy Statement. However, the Compensation Committee believes that the Corporation's competitors for executive talent also include other companies not included in this Index. Therefore, the Committee also reviews general industry survey data on companies of comparable revenue size and reviews and approves the selection of companies used for compensation comparison purposes.

The key elements of the Corporation's executive compensation program are base salary, annual incentives and long-term incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Compensation Committee considers all elements of an executive's total compensation package.

BASE SALARY

The Compensation Committee regularly reviews each executive's base salary. Base salaries are targeted at median competitive levels and are adjusted by the Compensation Committee to recognize varying levels of responsibility, experience and breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on the Compensation Committee's judgement of sustained levels of individual contribution to the Corporation.

Effective December 23, 1996, Mr. Dreier, Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation, received a 4 percent increase in base salary from $630,000 to $655,000 in recognition of the progress made by the Corporation during 1996 toward strengthening its financial condition and improving its profitability.

ANNUAL INCENTIVES

     The annual incentive program promotes the Corporation's pay-for-performance philosophy by providing the Chief Executive Officer and other executive officers with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit and, in some cases, individual performance goals. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals.

     Bonus opportunities are set at median competitive levels for the peer group of companies. The various bonus plans are designed to incent and reward above-average performance from the executives and their business units. For 1996, the Compensation Committee did not adjust any executive officer's annual incentive payout based on a subjective judgment of executive performance.

     Under the terms of his employment agreement, as in effect for 1996, Mr. Dreier was eligible for an annual bonus equal to 0.75 percent of the consolidated pretax income of the Corporation, as adjusted by the Compensation Committee to eliminate the effect of unusual items.

     Eligible executives on the corporate staff are assigned maximum bonus levels ranging from 50 to 75 percent of base salary. Bonuses are earned based on the extent to which pretax income goals established at the beginning of the year are achieved. Executives in the Corporation's homebuilding and mortgage operations receive bonuses based on a percentage of the pretax earnings of their business units, with no minimum or maximum bonus amounts.

LONG-TERM INCENTIVES

     In keeping with the Corporation's commitment to provide a total compensation package which includes at-risk components, long-term incentive compensation comprises a significant portion of the value of an executive's total compensation package.

     When awarding long-term incentives, the Compensation Committee considers an executive's level of responsibility, prior compensation experience, historical award data, individual performance criteria and the compensation practices at peer group companies. Long-term incentives are in the form of stock options, restricted stock units and cash.

     STOCK OPTIONS

     Stock options are granted at an option price which is the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. The size of the award can be adjusted based on individual factors and historical award data.

     On February 6, 1996, Mr. Dreier received options to purchase 40,000 shares of the Common Stock of the Corporation at an exercise price of $14.875 per share. This stock option grant was determined based on the median competitive levels for chief executive officers of peer group companies.

     TRG INCENTIVE PLAN

     The TRG Incentive Plan provides for awards of cash and restricted stock units based on the Corporation's financial performance during the year. Each year, the Compensation Committee establishes maximum award levels for each executive officer based on a percentage of the executive's base salary. Executives earn restricted stock units and cash based on the extent to which pre-established financial goals are achieved by the Corporation. Awards are payable one-half in restricted stock units and one-half in cash, with vesting occurring over three years.

     The Compensation Committee believes that the TRG Incentive Plan provides executives with an immediate link to the interest of stockholders, focuses them on company-wide performance and provides incentives that are longer-term than annual bonuses but less remote than retirement benefits. The Compensation Committee believes that the TRG Incentive Plan will enhance the Corporation's ability to maintain a stable executive team focused on the Corporation's long-term success.

     For 1996, the Compensation Committee designated return on stockholders' equity as the performance measure for purposes of the TRG Incentive Plan. Since the minimum threshold for a TRG Incentive Plan award was not achieved, no awards were granted for 1996.

A maximum award value of 100 percent of base salary was established by the Compensation Committee for Mr. Dreier for 1996. Based on the Corporation's performance in 1996, Mr. Dreier was not granted an award for 1996.

RETIREMENT PLANS

     The Corporation does not sponsor a defined benefit retirement plan but does provide executives with the ability to accumulate retirement assets through defined contribution plans. Executive officers participate in the Corporation's Retirement and Stock Ownership Plan up to the statutory limits. Because of these statutory limits, the Corporation also offers executive officers the ability to defer additional pay and receive corresponding company-matching contributions through the Executive and Director Deferred Compensation Plan.

     For 1996, earnings credited to deferrals under a predecessor plan of the Executive and Director Deferred Compensation Plan were based on the Corporation's interest rate on senior subordinated debt plus 1 percent.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     It is the policy of the Compensation Committee to continually evaluate the qualification of compensation for exclusion from the $1 million limitation on corporate tax deductions under Internal Revenue Code 162(m) as well as other sections of the Internal Revenue Code, while maintaining flexibility to take actions which it deems to be in the interest of the Corporation and its stockholders which may not qualify for tax deductibility.

CONCLUSION

     The Compensation Committee believes these executive compensation policies and programs serve the interests of stockholders and the Corporation effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Corporation's overall future success, thereby enhancing the value of the Corporation for the stockholders' benefit.

     The Compensation Committee will continue to monitor the effectiveness of the Corporation's total compensation program to meet the current and future needs of the Corporation.

Compensation Committee of the Board of Directors
     L.C. Heist, Chairman
     James A. Flick, Jr.
     William L. Jews
     William G. Kagler

                         SUMMARY COMPENSATION TABLE
                                                 Annual Compensation
                                           ---------------------------------
                                                                 Other
                                                                 Annual
Name and Principal Position         Year   Salary   Bonus(b)  Compensation(c)
---------------------------         ----   ------   --------  ---------------
Mr. Dreier -
Chairman of the Board               1996  $630,000  $197,978  $ 71,182
of Directors,                       1995  $600,000  $166,577  $  6,082
President and                       1994  $450,000  $321,750  $ 13,489
Chief Executive
Officer of
The Ryland Group, Inc.

Mr. Mangan -
Executive Vice President            1996  $300,000  $123,525  $ 66,635
and Chief Financial                 1995  $275,000  $ 73,666  $195,814
Officer of                          1994  $ 21,152  $ 13,737  $    819
The Ryland Group, Inc.

Mr. Brown -
Senior Vice President of            1996  $225,000  $130,754  $      0
The Ryland Group, Inc.;             1995  $152,605  $369,000  $      0
President of Ryland Mortgage
Company (a)

Mr. Davenport -
Vice President of                   1996  $245,000  $112,462  $      0
The Ryland Group, Inc.;             1995  $245,000  $224,385  $      0
Executive Vice President            1994  $231,923  $257,198  $      0
President of
Ryland Mortgage Company

Mr. Scardina -
Senior Vice President of            1996  $230,000  $126,278  $      0
The Ryland Group, Inc.;             1995  $198,654  $155,968  $      0
President of the West Region        1994  $170,308  $121,118  $  8,305
of Ryland Homes

                                    Long-Term Compensation
                              ----------------------------------
                                       Awards
                                -----------------------
                              Restricted   Securities     All Other
Name and                        Stock      Underlying     Compen-
Principal Position       Year  Awards(d)  Options/SARS    sation (e)
-------------------      ----   ------    ------------    ----------
Mr. Dreier -
Chairman of the Board    1996   $      0     40,000        $ 44,542
of Directors,            1995   $ 64,554     40,000        $124,618
President and            1994   $151,695     30,000        $179,411
Chief Executive
Officer of
The Ryland Group, Inc.

Mr. Mangan -
Executive Vice President 1996   $      0     20,000        $ 21,305
and Chief Financial      1995   $ 23,674     20,000        $166,715
Officer of               1994   $  4,305     25,000        $  6,251
The Ryland Group, Inc.

Mr. Brown -
Senior Vice President of 1996   $      0     15,000        $ 23,523
The Ryland Group, Inc.;  1995   $  9,898     20,000        $ 26,978
President of Ryland
Mortgage Company (a)

Mr. Davenport -
Vice President of        1996   $      0     10,000        $ 27,296
The Ryland Group, Inc.;  1995   $ 15,806     10,000        $ 49,546
Executive Vice           1994   $ 45,510     10,000        $ 67,742
President of
Ryland Mortgage Company


Mr. Scardina -
Senior Vice President    1996   $      0     10,000        $ 22,698
of The Ryland Group,     1995   $ 11,294     10,000        $ 31,161
Inc.; President of the   1994   $ 35,385     10,000        $ 95,307
West Region of
Ryland Homes


(a) Mr. Brown was elected President of Ryland Mortgage Company in January 1996. Prior to his election, Mr. Brown held the offices of Senior Vice President and Chief Operating Officer of Ryland Mortgage Company.

(b) Includes bonuses for 1996, 1995 and 1994 which were paid in 1997, 1996 and 1995, respectively.
     Includes for 1995, the dollar value of the initial vested portion of cash and restricted stock unit awards under the TRG Incentive Plan as follows: Mr. Dreier - $64,547; Mr. Mangan - $23,666; Mr. Brown - $9,907; Mr. Davenport - $15,821; and Mr. Scardina - $11,298.
     In 1995, Mr. Brown and Mr. Davenport were paid bonuses of $220,000 and $50,000, respectively, in connection with the sale of the institutional mortgage-securities administration business of Ryland Mortgage Company.
     In 1994, the Corporation introduced a deferred bonus program for certain executives whose positions have a direct and immediate impact on the financial results of the Corporation. For 1994, Mr. Davenport earned a deferred bonus of $45,000. This program no longer exists.

(c) Includes gross-up adjustments for taxes on relocation reimbursements as follows: Mr. Dreier 1996 - $66,083, 1994 - $6,852; Mr. Mangan 1996 -
$66,635, 1995 - $45,814, 1994 - $819; and Mr. Scardina 1994 - $8,305.  Mr.
Mangan was paid a bonus of $150,000 in 1995 to compensate him for benefits lost upon resignation from his previous employment to join the Corporation. Also includes Medicaid taxes and gross-up adjustments paid to Mr. Dreier for vested restricted stock units as follows: 1996 - $5,099, 1995 - $6,082, 1994 - $6,637.

(d) Amounts for 1995 include restricted stock units awarded under the TRG Incentive Plan. The value of the restricted stock units for 1995 is based on the $14.00 closing price of the Corporation's Common Stock on the determination date of December 31, 1995. The restricted stock units awarded under the TRG Incentive Plan vest one-third per year over three years.
Amounts reported for 1994 include restricted stock units awarded under the Long-Term Retirement and Incentive Plan ("LTRIP"). The value of the restricted stock units for 1994 is based on the $15.00 closing price of the Corporation's Common Stock on the determination date of December 31, 1994. Two-thirds of the 1994 award was paid in 1996, and the remaining one-third was paid in 1997. Holders of restricted stock units are entitled to quarterly dividend equivalent payments if the Corporation pays dividends on its Common Stock.
     At December 31, 1996, the number and value of restricted stock units held by named executive officers were as follows: Mr. Dreier - 32,306 units, $440,169; Mr. Mangan - 845 units, $11,513; Mr. Brown - 353 units, $4,810; Mr.
Davenport - 564 units, $7,685; and Mr. Scardina - 403 units, $5,491.

(e) Includes the Corporation's contributions to the Retirement and Stock Ownership Plan and the Executive and Director Deferred Compensation Plan: Mr. Dreier 1996 - $43,923, 1995 - $55,166, 1994 - $8,399; Mr. Mangan 1996 -
$20,999, 1995 - $17,325; Mr. Brown 1996 - $23,406, 1995 - $16,513; Mr.
Davenport 1996 - $26,914, 1995 - $28,303, 1994 - $21,879; and Mr. Scardina
1996 - $22,480, 1995 - $19,187, 1994 - $4,437; earnings on the Corporation's
Salary Deferral Plan: Mr. Dreier 1995 - $2,298; Mr. Mangan 1996 - $132; and Mr. Davenport 1995 - $3,751; the value of term life insurance paid under the Corporation's split dollar life insurance plan: Mr. Dreier 1996 - $619, 1995
- $505, 1994 - $236; Mr. Mangan 1996 - $174, 1995 - $96; Mr. Brown 1996 -
$117, 1995 - $78; Mr. Davenport 1996 - $382, 1995 - $334, 1994 - $351; and Mr.
Scardina 1996 - $218, 1995 - $177, 1994 - $215; deferred cash and earnings under the LTRIP and TRG Incentive Plan: Mr. Dreier 1995 - $66,649, 1994 - $151,713; Mr. Mangan 1995 - $23,736, 1994 - $4,331; Mr. Brown 1995 - $10,387;
Mr. Davenport 1995 - $17,158, 1994 - $45,512; and Mr. Scardina 1995 - $11,797,
1994 - $35,410; and reimbursements for relocation expenses: Mr. Dreier 1994 - $19,063; Mr. Mangan 1995 - $125,558, 1994 - $1,920; and Mr. Scardina 1994 -
$55,245.

                             EMPLOYMENT AGREEMENTS

     On January 28, 1997, the Corporation entered into an employment agreement with Mr. Dreier for a period of four years beginning January 1, 1997. This agreement superceded and replaced Mr. Dreier's employment agreement of December 1994. It provides for one-year extensions subject to a right of termination upon notice at least 180 days prior to the end of the agreement's term. Under the agreement, Mr. Dreier will receive a base salary of at least $655,000 per year and is eligible for an annual cash bonus equal to 1.0 percent of the adjusted consolidated pretax income of the Corporation. Mr. Dreier also received a stock option grant of 150,000 shares of the Corporation's Common Stock at $12.75 per share, vesting in three annual installments of 50,000 shares beginning January 29, 1998. Mr. Dreier was also granted 45,000 restricted stock units that vest and are paid in the amount of 15,000 shares of Common Stock on November 1, 1999, and 30,000 shares of Common Stock on November 1, 2000. If Mr. Dreier's employment is terminated without "cause," Mr. Dreier receives salary and benefits for the remaining term of the agreement or 18 months, whichever is greater, and a bonus payment for the year of termination. In the event of a termination of Mr. Dreier's employment within three years of a "change-in-control" of the Corporation, he receives a payment equal to three times his highest annual salary and bonus, accelerated vesting under benefit plans of the Corporation, and relocation and outplacement assistance.

     In September 1995, the Corporation entered into an employment agreement with Mr. Mangan for an initial period of three years beginning September 18, 1995. The agreement provides for one-year extensions subject to a right of termination upon notice at least three months prior to the end of the agreement's term. Under the agreement, Mr. Mangan will receive a base salary of at least $275,000 per year and an annual cash bonus of at least 75 percent of his base salary. If Mr. Mangan's employment is terminated without "cause," Mr. Mangan receives salary and benefits for the remaining term of the agreement or 18 months, whichever is greater, and a prorated bonus payment for the year of termination. In the event of a termination of Mr. Mangan's employment within three years of a "change-in-control" of the Corporation, he receives a payment equal to three times his highest annual salary and bonus, accelerated vesting under benefit plans of the Corporation, and relocation and outplacement assistance.

     The Corporation has senior executive severance agreements pursuant to which, upon termination of employment within three years of a "change-in-control" of the Corporation, certain executive officers, including Messrs. Brown, Davenport and Scardina, receive a cash payment equal to two times the highest annual compensation paid during the three years prior to termination, accelerated vesting under benefit plans of the Corporation, and relocation and outplacement assistance.

                          STOCK OPTION GRANTS IN 1996

                       Number of            Percent of Total      Exercise
                 Securities Underlying     Options Granted to       Price
Name                Options Granted (a)    Employees in 1996      ($/Share)
------------     ---------------------     ------------------     ---------
Mr. Dreier              40,000                   7.4              $14.875
Mr. Mangan              20,000                   3.7              $14.875
Mr. Brown               15,000                   2.8              $14.875
Mr. Davenport           10,000                   1.9              $14.875
Mr. Scardina            10,000                   1.9              $14,875

(a) These stock options are exercisable at a rate of 33, 33 and 34 percent per year beginning on the first anniversary of the date of grant.

                                                 Potential Realizable Value
                                                 at Assumed Annual Rates of
                                                  Stock Price Appreciation
                                                  for 10-Year Option Term
                        Expiration
Name                       Date                        5%          10%
-------------           ----------                ----------   ----------
Mr. Dreier               2/6/06                   $374,192       $948,277
Mr. Mangan               2/6/06                   $187,096       $474,138
Mr. Brown                2/6/06                   $140,322       $355,604
Mr. Davenport            2/6/06                   $ 93,548       $237,069
Mr. Scardina             2/6/06                   $ 93,548       $237,069


                   AGGREGATED STOCK OPTION EXERCISES IN 1996
                       AND YEAR-END STOCK OPTION VALUES

                       Shares Acquired              Value
Name                    on Exercise               Realized
-------------          ---------------            ------------
Mr. Dreier                  0                     $     0
Mr. Mangan                  0                     $     0
Mr. Brown                   0                     $     0
Mr. Davenport               0                     $     0
Mr. Scardina                0                     $     0

                         Number of Securities         Value of Unexercised
                        Underlying Unexercised        In-the-Money Options
                         Options at Year End             at Year End
                      ---------------------------  --------------------------
Name                  Exercisable   Unexercisable  Exercisable   Unexercisable
-------------         -----------   -------------  -----------   -------------
Mr. Dreier           133,000        77,000         $    0         $    0
Mr. Mangan            23,100        41,900         $2,063         $1,062
Mr. Brown             19,040        31,800         $    0         $    0
Mr. Davenport         35,800        20,100         $    0         $    0
Mr. Scardina          11,100        20,100         $    0         $    0

      COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON COMMON STOCK
                   (Stock Price Appreciation Plus Dividends)

     This chart graphs the Corporation's performance in the form of cumulative total return to stockholders during the previous five years in comparison to the Standard and Poor's 500 Index and the Dow/Home Construction Index. The Dow/Home Construction Index includes the following companies: Pulte Corporation; Standard Pacific Corp.; Centex Corporation; Clayton Homes, Inc.; Kaufman and Broad Home Corporation; Oakwood Homes Corporation; and the Corporation.

                            Ryland         S & P 500          Dow Home
Year ended December 31,
1991 (a)                    $100            $100              $100
1992                          92             108               129
1993                          91             118               164
1994                          71             120               111
1995                          69             165               166
1996                          70             203               159

(a) Assumes that the value of the Common Stock of the Corporation and the Indices were $100 on January 1, 1992, and that all dividends were reinvested.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     At the meeting, the Board of Directors of the Corporation will recommend ratification of the selection of Ernst & Young LLP as independent public accountants of the Corporation for 1997. The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting of Stockholders is required for ratification of the selection of independent public accountants of the Corporation. Representatives of Ernst & Young LLP will be present at the meeting to respond to stockholders' questions and to make a statement if they desire.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon the Corporation's review of Forms 3, 4 and 5, as well as any amendments submitted to the Corporation during 1996 for any person subject to
Section 16 of the Securities Exchange Act of 1934 (The Exchange Act), there were no persons who failed to file on a timely basis during 1996 or for prior years' reports required by Section 16(a) of The Exchange Act.

                            STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Corporation must be received by the Corporation on or before November 10, 1997, and must comply with the applicable rules of the Securities and Exchange Commission in order to be included in the Corporation's Proxy Statement and proxy relating to the 1998 Annual Meeting of Stockholders. In addition, under the Corporation's bylaws, in order for a shareholder proposal or director nomination to come before the Annual Meeting of Stockholders, proposals and nominations, made in accordance with the bylaws of the Corporation, require appropriate notice to the Corporation of the proposal or nomination not less than 75 days prior to the date of the Annual Stockholders' Meeting. If less than 100 days' notice of the date of the Annual Stockholders' Meeting is given by the Corporation, then the Corporation must receive the notice of nomination or the proposal not later than the close of business on the 10th day following the date the Corporation first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 1998 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April in 1998, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with the Corporation's bylaws.

                                 OTHER MATTERS

     If any other business should come before the meeting, the proxy holders will vote according to their discretion.

                          PARTICIPANT INSTRUCTION CARD

                            THE RYLAND GROUP, INC.

           Participant Proxy Solicited on Behalf of the Board of Directors
                  Annual Meeting of Stockholders - April 30, 1997

     The undersigned participant in The Ryland Group, Inc. Retirement and Stock Ownership Plan and/or Deferred Compensation Savings Plan, acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 12, 1997, and hereby instructs Wachovia Bank of North Carolina, N.A., the Trustee, to vote all shares which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at Ryland's corporate headquarters, 4th Floor, 11000 Broken Land Parkway, Columbia, Maryland, on Wednesday, April 30, 1997, at 9:00 A.M., Eastern Daylight Time, and at any adjournments thereof.

                    (Continued and to be signed on reverse side)

The shares represented by this instruction card, when properly executed, will be voted in accordance with the instructions herein. In the absence of specific instructions, the shares represented by this instruction card will be voted FOR the nominees listed below, FOR ratification of selection of Ernst & Young LLP as the Corporation's independent public accountants, and in the discretion of the proxies upon other business properly brought before the meeting.

Please mark your votes as indicated in this example   /X/

1.  ELECTION OF DIRECTORS                   FOR all         WITHHOLD AUTHORITY
                                            nominees        for all nominees
                                             / /                 / /
Nominees: Mr. Dreier, Mr. Flick, Mr. Gaw
Mr. Harlan, Mr. Heist, Mr. Jews, Mr. Kagler,
Mr. Mullin, Ms. St. Martin, Mr. Wilson

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


---------------------------------------


2. Ratification of selection of Ernst & Young LLP as the independent public accountants for the Corporation.
                 FOR                 AGAINST                       ABSTAIN
                 / /                   / /                           / /

3. In their discretion upon such other business as may properly come before the meeting.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.

Signature                      Signature                     Date
         ----------------------         ---------------------    ------------

NOTE: Please sign your name exactly as it appears hereon. If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian or corporate officer, please give you full title as such.

                            THE RYLAND GROUP, INC.
                Proxy Solicited on Behalf of the Board of Directors
                  Annual Meeting of Stockholders - April 30, 1997

     The undersigned stockholder in The Ryland Group, Inc. (the "Corporation"), acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 12, 1997, and hereby constitutes and appoints R. CHAD DREIER, Chairman of the Board of Directors, and ROBERT J. GAW, and each of them, as true and lawful proxies with full power of substitution, to vote all shares which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at Ryland's corporate headquarters, 4th Floor, 11000 Broken Land Parkway, Columbia, Maryland, on Wednesday, April 30, 1997, at 9:00 A.M., Eastern Daylight Time, and at any adjournments thereof.


                    (Continued and to be signed on reverse side)

This proxy, when properly executed, will be voted in accordance with the instructions herein. In the absence of specific instructions, this proxy will be voted FOR the nominees listed below, FOR ratification of selection of Ernst & Young LLP as the Corporation's independent public accountants, and in the discretion of the proxies upon other business properly brought before the meeting.

Please mark your votes as indicated in this example   /X/

1.  ELECTION OF DIRECTORS                   FOR all         WITHHOLD AUTHORITY
                                            nominees        for all nominees
                                             / /                 / /
Nominees: Mr. Dreier, Mr. Flick, Mr. Gaw
Mr. Harlan, Mr. Heist, Mr. Jews, Mr. Kagler,
Mr. Mullin, Ms. St. Martin, Mr. Wilson

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


---------------------------------------


2. Ratification of selection of Ernst & Young LLP as the independent public accountants for the Corporation.
                 FOR                 AGAINST                       ABSTAIN
                 / /                   / /                           / /

3. In their discretion upon such other business as may properly come before the meeting.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.

Signature                      Signature                     Date
         ----------------------         ---------------------    ------------

NOTE: Please sign your name exactly as it appears hereon. If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian or corporate officer, please give you full title as such.